Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

This offering circular contains non-GAAP financial measures such as EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures, none of which is a measurement of financial performance under GAAP. EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are key measures we use to evaluate our operational performance. However, EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures should not be considered as alternatives to net income as a measure of operating results or as alternatives to cash flows from operating activities as a measure of liquidity in accordance with generally accepted accounting principles (‘‘GAAP’’). EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are not calculated or presented in accordance with GAAP, and other companies in our industry may calculate these financial measures differently than we do, limiting their usefulness as comparative measures. As a result, these financial measures have limitations as analytical and comparative tools, and you should not consider these items in isolation or as a substitute for analysis of our results and cash flows as reported under GAAP. For the definition of and additional information about EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures, a description of how EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are calculated and a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures to the most directly comparable GAAP financial measures, see the section titled ‘‘Summary — Summary Historical Condensed Combined and Consolidated Financial Data.’’

Our Key Business Strengths

We believe the value-added frozen potato product category is highly attractive, and we have several business strengths that differentiate us from our competitors and contribute to our ongoing success:

We, along with our joint venture partners, are a leader in the growing, global value-added frozen potato product category, which we believe enjoys favorable domestic and international business dynamics.

The value-added frozen potato product category is attractive domestically, with significant scale and strong growth opportunities. According to GlobalData, approximately 78% of 2019 global frozen processed potatoes were purchased outside the home. The United States represents the largest portion by country of global value-added frozen potato product sales.

Internationally, the opportunity to expand consumption of value-added frozen potato products is significant. Global unit expansion by quick service restaurants coupled with increasing per-capita consumption of value-added potatoes contribute to the growth opportunity in our product categories.

As the number one supplier of value-added frozen potato products in North America and with a strong and growing international presence, we believe we are uniquely positioned to capture category growth.

As one of the few industry participants with national and global reach and capabilities, we believe Lamb Weston is uniquely positioned to capitalize on the attractive growth prospects of the value-added frozen potato product category. Based on our estimates, Lamb Weston, along with its joint venture partners, is the North American value-added frozen potato product category leader by volume, providing a diverse portfolio of value-added frozen potato products. We believe that outside of the United States, we, along with our joint venture partners, are a leading supplier of value-added frozen potato products by volume, with a presence across over 100 countries and a growing position in high-growth emerging markets.

In addition, we are focused on leveraging a strong pipeline of strategic initiatives and strong customer relationships, combined with our acquisition and alliance experience, to maintain our share leadership in North America and to capture increasing share in international markets. For example, in 2018 and 2019, we expanded our global footprint by acquiring Australia-based Marvel Packers Pty Ltd and Ready Meals Pty Ltd, and formed the Argentina-based joint venture Lamb Weston Alimentos, creating platforms that provide in-country and export opportunities to further service growing international markets.

We believe we have strong, long-standing and collaborative customer relationships.

We benefit from strong relationships with a diverse set of customers. We sell our products through a combined network of internal sales personnel and independent brokers, agents, and distributors to chain restaurants, wholesale, grocery, mass merchants, club, specialty retailers, and foodservice distributors and institutions, including businesses, educational institutions, independent restaurants, regional chain restaurants, and convenience stores. We have long-standing relationships with leading quick service and fast casual restaurants, global foodservice distributors, large grocery retailers, and mass merchants. Our largest customer, McDonald’s Corporation, accounted for approximately 10% of our consolidated net sales in fiscal 2019 and 11% of our consolidated net sales in both fiscal 2018 and 2017. No other customer accounted for more than 10% of our fiscal 2019, 2018, or 2017 consolidated net sales. We believe we have developed deep relationships with our customers over time through a focus on world-class customer service and customer-focused innovation. We have also made investments in developing cutting-edge research and innovation capabilities that enable customer-focused solutions. In 2016, we opened what we believe to be a state-of-the-art global research and innovation center in Richland, Washington to enhance these efforts.

We believe our integrated value delivery system provides scale and cost advantages.

Over our 65-year history as a potato processor, we have built an integrated value delivery system that we believe provides us with scale and cost advantages. First, we have positioned Lamb Weston to have access to high-quality potatoes on an annual basis. We have built long-term relationships with potato growers, developed deep agronomic expertise and, to a modest extent, vertically integrated our operations. Second, we have developed highly efficient processing capabilities. We believe our sourcing and production footprint provides access to cost-advantaged potatoes and an export cost advantage to key international markets. In addition, we have continued to invest in our facilities. From 2017 to 2019, we completed significant strategic capital investments for capacity expansion that we believe position Lamb Weston to capture both North American and international growth opportunities. Some of these investments include our Richland, Washington plant expansion in 2017; our acquisition of the remaining interest in our former joint venture, Lamb Weston BSW, LLC, in 2018; the Marvel Packers Pty Ltd acquisition in 2018 (based in Australia); our Hermiston, Oregon plant expansion in 2019; the Ready Meals Pty Ltd acquisition in 2019 (based in Australia); and the joint venture of Lamb Weston Alimentos in 2019 (based in Argentina).

Our experienced management team has a proven track record of consistently delivering strong sales, earnings and cash flow growth.

Lamb Weston is led by our President and Chief Executive Officer, Tom Werner, who has over 28 years of business experience, including over 20 years in the food industry. Prior to becoming our President and Chief Executive Officer in 2016, he was with Conagra from 1999 until 2016. Mr. Werner’s experience is complemented by a talented, proven and committed team of executives with significant tenure in the industry.

We believe we have a deep bench of talented management, and have developed an organizational culture that values and has delivered a continuous improvement mindset. This has contributed to our track record of delivering top-line growth and attractive margins. We have delivered strong historical net sales growth, increasing from $3.0 billion in 2016 to $3.9 billion in the LTM Period. In the LTM Period and fiscal years 2019, 2018 and 2017, we delivered net sales, net income attributable to Lamb Weston and Adjusted EBITDA including unconsolidated joint ventures as follows:

			Adjusted EBITDA
		Net Income	including
		Attributable to	unconsolidated
($ in millions)	Net Sales	Lamb Weston	joint ventures
LTM as of Q3 FY 2020	$3,948.9	$477.9	$936.9
2019	$3,756.5	$478.6	$904.3
2018	$3,423.7	$416.8	$820.4
2017	$3,168.0	$326.9	$707.1

Our Key Business Strategies

We are pursuing the following strategies to achieve sustainable, profitable growth:

Focus on accelerating growth of the value-added frozen potato category.

We are focused on accelerating growth of the value-added frozen potato category by investing in and supporting specific customers, restaurant segments, and markets, as well as expanding our range of product offerings through innovation. In our Global segment, we are continuing to focus on our traditional restaurant segments and customers, including quick service and fast casual burger and chicken chains, while also seeking to penetrate non-traditional frozen potato product outlets, such as convenience stores and coffee houses. We are also continuing to focus on fast-growing markets, like China and Southeast Asia, and support of our growing customers across North America and internationally. In our Foodservice segment, our strategy is to align resources to focus on the smaller quick service and fast casual chains in North America as they continue to add units and expand geographically, while continuing to support our distributor partners and independent restaurants. We are also looking to strengthen ties with other types of fast-growing outlets, such as entertainment venues and restaurants within grocery stores. In our Retail segment, we are focused on expanding distribution in an effort to gain share by continuing to leverage our three-tier strategy of offering premium Alexia-branded products, mainstream products through Grown in Idaho and licensed brands and private label products.

Differentiate our global supply chain to support growth and strengthen our competitive advantage as a low-cost producer.

Our goal is to continue to drive productivity and cost savings by leveraging our Lamb Weston operating culture of continuous improvement. Our supply chain team has a strong track record of stretching existing capacity to support volume growth, improving recovery rates and managing manufacturing costs to expand gross margins. In addition, we will seek to continue to build a true integrated end-to-end global supply chain, grounded in unified information systems and processes. These efforts are focused on further enhancing production efficiencies and cost savings across North America and with our joint venture partners. We also expect to continue to invest in manufacturing assets outside North America, as we look to create a raw potato sourcing model in emerging growing regions that is similar to the one that we built in the Pacific Northwest. This would enable us to have an ongoing supply of cost-advantaged raw product to meet the needs of our customers over the long term.

Invest for growth.

We believe that demand for frozen potato products will continue to grow at an attractive rate over the long-term and that industry capacity will continue to be challenged to keep up with expected growth rates. We have consistently committed capital to increase capacity. Over the past five years, in addition to the acquisitions we discussed above, we have invested more than $700 million to expand capacity, including new processing lines in Richland, Washington and Hermiston, Oregon. In addition, we have remained committed to our base capital program to reduce costs, stretch capacity and keep our factories well-maintained and enable operation at high utilization rates while maintaining our high standards for safety and quality. With these investments, we have been able to support our customers’ growth and gain share. Over the long-term, we expect to continue to invest in new capacity where we identify opportunities to grow and generate strong returns. We also expect to complement these investments by evaluating acquisition opportunities in regions where we may have an ability to accelerate our growth.

Summary Historical Condensed Combined and Consolidated Financial Data

The following tables present Lamb Weston’s summary historical condensed combined and consolidated financial data. The summary historical condensed combined and consolidated financial data as of May 26, 2019 and May 27, 2018, and for the years ended May 26, 2019, May 27, 2018 and May 28, 2017 are derived from Lamb Weston’s audited combined and consolidated financial statements incorporated by reference into this offering circular. The summary historical condensed combined and consolidated financial data as of May 28, 2017, May 29, 2016 and May 31, 2015, and for the years ended May 29, 2016, and May 31, 2015, are derived from Lamb Weston’s audited combined and consolidated financial statements not included or incorporated by reference in this offering circular. The summary historical condensed consolidated financial data as of February 23, 2020, and for the thirty-nine weeks ended February 23, 2020 and February 24, 2019, are derived from Lamb Weston’s unaudited condensed consolidated financial statements incorporated by reference into this offering circular. The summary historical condensed consolidated financial data as of February 24, 2019 are derived from Lamb Weston’s unaudited condensed consolidated financial statements not included or incorporated by reference in this offering circular. In the opinion of our management, our unaudited condensed consolidated financial statements were prepared on the same basis as our audited combined and consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. The summary historical condensed consolidated financial data for the LTM Period has been derived by taking Lamb Weston’s summary historical condensed consolidated statement of earnings data for the year ended May 26, 2019, less the thirty-nine weeks ended February 24, 2019, plus Lamb Weston’s historical condensed consolidated statement of earnings data for the thirty-nine weeks ended February 23, 2020. Results of operations for the thirty-nine week period ended February 23, 2020 and the LTM Period are not necessarily indicative of results of operations that may be expected for the full fiscal year. The summary historical condensed consolidated financial data should be read in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference into this offering circular.

In connection with the spinoff, Conagra transferred substantially all of the assets and liabilities and operations of the Lamb Weston business to us. Combined financial statements for Lamb Weston for periods prior to the spinoff were prepared on a stand-alone basis and were derived from Conagra’s consolidated financial statements and accounting records. The combined financial statements for Lamb Weston incorporated by reference in this offering circular for periods prior to the spinoff reflect our results of operations, comprehensive income, and cash flows as our business was operated as part of Conagra prior to the spinoff and include allocations for a portion of Conagra’s shared corporate general and administrative expenses. The combined results of operations, and cash flows as of dates and for periods prior to the spinoff may not be indicative of what our results of operations and cash flows would have been as a separate stand-alone public company during the periods presented, nor are they indicative of what our financial position, results of operations and cash flows may be in the future. Information related to the spinoff and its effect on our financial statements are discussed in our most recent Annual Report on Form 10-K for the fiscal year ended May 26, 2019.

For a better understanding, this section should be read in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the combined and consolidated financial statements and accompanying notes incorporated by reference into this offering circular.

					For the LTM
					Period
	For the Thirty-Nine Weeks				Ended
	Ended (Unaudited)				(Unaudited)		For the Fiscal Year Ended
	February 23,		February 24,		February 23,		May 26,		May 27,		May 28,		May 29,		May 31,
(dollars in millions)	2020		2019		2020		2019		2018		2017		2016		2015
Statement of Earnings Data
Net sales	$2,945.5		$2,753.1		$3,948.9		$3,756.5		$3,423.7		$3,168.0		$2,993.8		$2,925.0
Costs and expenses:
Cost of sales	2,161.4		2,000.1		2,914.3		2,753.0		2,544.2		2,389.2		2,332.0		2,337.7
Selling, general and administrative expenses	258.1		232.6		360.6		335.1		299.4		260.5		288.5		205.9
Interest expense, net	78.8		80.0		105.9		107.1		108.8		61.2		5.9		6.1
Income before income taxes and equity method investment earnings	447.2		440.4		568.1		561.3		471.3		457.1		367.4		375.3
Income tax expense	115.1		107.9		140.8		133.6		121.2		170.2		144.5		140.4
Net income attributable to Lamb Weston	$367.5		$368.2		477.9		478.6		416.8		326.9		285.3		268.3
Balance Sheet Data (at end of period)
Cash and cash equivalents	$30.1		$17.2		$30.1		$12.2		$55.6		$57.1		$36.4		$30.6
Property, plant and equipment, net	1,554.0		1,557.0		1,554.0		1,597.8		1,420.8		1,271.2		1,043.1		1,001.3
Total assets	3,466.2		3,111.2		3,466.2		3,048.1		2,752.6		2,485.6		2,158.3		2,055.9
Long-term debt and financing obligations, excluding current portion	2,195.3		2,288.6		2,195.3		2,280.2		2,336.7		2,365.0		104.6		86.5
Working capital	503.8		401.4		503.8		408.7		411.7		302.8		370.4		362.5
Total stockholders’ equity (deficit)	270.4		(56.2)		270.4		(4.6)		(334.8)		(647.2)		1,400.6		1,357.5
Statement of Cash Flows Data
Depreciation and amortization	$137.5		$117.5		$182.4		$162.4		$143.3		$109.1		$95.9		$96.4
Additions to property, plant and equipment	(127.8)		(244.2)		(217.8)		(334.2)		(306.8)		(287.4)		(152.3)		(114.7)
Net cash flows provided by operating activities	435.7		444.4		672.2		680.9		481.2		446.9		382.3		353.7
Net cash flows (used for) investing activities	(289.8)		(333.9)		(378.9)		(423.0)		(306.8)		(285.3)		(144.3)		(171.2)
Net cash flows (used for) financing activities	(127.7)		(147.3)		(280.0)		(299.6)		(178.9)		(142.0)		(232.8)		(177.7)
Non-GAAP Financial Information
Adjusted EBITDA(1)	$658.6		$634.4		$850.3		$826.1		$727.5		$648.3		$534.1		$478.5
Adjusted EBITDA including unconsolidated joint ventures(1)	721.5		688.9		936.9		904.3		820.4		707.1		593.4		526.1
Other Financial Data
Total debt(2)	$2,274.8		$2,451.7		$2,274.8		$2,352.4		$2,415.4		$2,460.0		$143.0		$129.2
Secured debt(2)(3)	594.8		706.2		594.8		607.5		642.4		688.6		24.9		3.5
Ratio of total debt to Adjusted EBITDA including unconsolidated joint ventures	2.4	x	2.7	x	2.4	x	2.6	x	2.9	x	3.5	x	0.2	x	0.2	x
Ratio of secured debt to Adjusted EBITDA including unconsolidated joint ventures	0.6	x	0.8	x	0.6	x	0.7	x	0.8	x	1.0	x	0.0	x	0.0	x

(1)	We define ‘‘EBITDA’’ as net income attributable to Lamb Weston before interest expense, income taxes and depreciation and amortization expense, plus (minus) our proportionate share (our joint venture partner’s proportionate share) of interest expense, income taxes and depreciation and amortization expense of our unconsolidated joint ventures (consolidated joint venture). We include (exclude) our proportionate share (our joint venture partner’s share) of interest expense, income taxes and depreciation and amortization expense of our unconsolidated joint ventures (consolidated joint venture) given that we conduct meaningful business through these joint ventures and they provide us with significant access to cash through distributions. We define ‘‘Adjusted EBITDA’’ as EBITDA before the effect of certain expenses related to the spinoff and non-cash gains on assets for prior periods. We define ‘‘Adjusted EBITDA including unconsolidated joint ventures’’ as EBITDA before the effect of items impacting comparability such as gains or losses associated with pension plan settlements and gains or losses from the sale of assets. We exclude items impacting comparability to provide a better understanding of our core operating results given the significant impact these items have on the comparability of our operating results when comparing periods.

EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures used by management to enhance the understanding of our operating results. EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are key measures we use to evaluate our operational performance. We provide EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures because we believe that investors and securities analysts will find EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures to be useful measures for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures should not be considered as alternatives to net income as a measure of operating results or as alternatives to cash flows from operating activities as a measure of liquidity in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are not calculated or presented in accordance with GAAP, and other companies in our industry may calculate these financial measures differently than we do, limiting their usefulness as comparative measures. As a result, these financial measures have limitations as analytical and comparative tools, and you should not consider these items in isolation, or as a substitute for analysis of our results and cash flows as reported under GAAP. Some of these limitations are:

·	they do not reflect all of our cash expenditures or future requirements for capital expenditures or contractual commitments;

·	they do not reflect certain impairments and adjustments for purchase accounting;

·	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

·	they do not reflect income tax expense or the cash requirements to pay taxes;

·	they do not take into account that our unconsolidated joint ventures may not distribute cash to us because of other required uses of cash such as principal and interest payments on debt, working capital requirements, contractual or legal restrictions or negative tax consequences; and

·	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and they do not reflect any cash requirements for such replacements.

The following is a reconciliation of our net income attributable to Lamb Weston to EBITDA, Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures for the periods presented:

	For the
	Thirty-Nine Weeks
	Ended
	(Unaudited)
	February 23,	February 24,
(dollars in millions)	2020	2019
Net income attributable to Lamb Weston	$367.5	$368.2
Income attributable to noncontrolling interests	—	8.6
Equity method investment earnings	(35.4)	(44.3)
Interest expense, net	78.8	80.0
Income tax expense	115.1	107.9
Income from operations	526.0	520.4
Depreciation and amortization	132.6	114.0
EBITDA	$658.6	$634.4
Adjusted EBITDA(a)	$658.6	$634.4
Unconsolidated Joint Ventures
Equity method investment earnings	35.4	44.3
Interest expense, income tax expense, and depreciation and amortization included in equity method investment earnings	24.9	20.5
Items impacting comparability(b)
Loss on withdrawal from multiemployer pension plan	2.6	—
Add: Adjusted EBITDA from unconsolidated joint ventures	62.9	64.8
Consolidated Joint Ventures
Income attributable to noncontrolling interests	—	(8.6)
Interest expense, income tax expense, and depreciation and amortization included in
Interest expense, income tax expense, and depreciation and amortization included in income attributable to noncontrolling interests	—	(1.7)
Subtract: EBITDA from consolidated joint ventures	—	(10.3)
Adjusted EBITDA including unconsolidated joint ventures	$721.5	$688.9

(a)	There were no applicable adjustments from EBITDA to Adjusted EBITDA for the periods presented.

(b)	The thirty-nine weeks ended February 23, 2020 includes a $2.6 million loss related to the withdrawal from a multiemployer pension plan by Lamb-Weston/RDO.

	For the LTM
	Period Ended
	(Unaudited)
	February 23,	For the Fiscal Year Ended May
(dollars in millions)	2020	2019	2018	2017	2016	2015
Net income attributable to Lamb Weston	$477.9	$478.6	$416.8	$326.9	$285.3	$268.3
Income attributable to noncontrolling interests	—	8.6	16.9	13.3	9.3	9.3
Equity method investment earnings	(50.6)	(59.5)	(83.6)	(53.3)	(71.7)	(42.7)
Interest expense, net	105.9	107.1	108.8	61.2	5.9	6.1
Income tax expense	140.8	133.6	121.2	170.2	144.5	140.4
Income from operations	674.0	668.4	580.1	518.3	373.3	381.4
Depreciation and amortization	176.3	157.7	138.7	106.6	95.9	96.4
EBITDA	$850.3	$826.1	$718.8	$624.9	$469.2	$477.8
Items impacting comparability(a)
Expenses related to the spinoff	—	—	8.7	26.5	5.3	—
Non-cash gain on assets	—	—	—	(3.1)	—	—
Expense related to actuarial losses in excess of 10% of related pension liability	—	—	—	—	59.5	—
Expenses related to SCAE Plan	—	—	—	—	0.1	0.7
Adjusted EBITDA(b)	$850.3	$826.1	$727.5	$648.3	$534.1	$478.5
Unconsolidated Joint Ventures
Equity method investment earnings	50.6	59.5	83.6	53.3	71.7	42.7
Interest expense, income tax expense, and depreciation and amortization included in equity method investment earnings	33.4	29.0	30.3	22.5	18.2	17.6
Items impacting comparability(c)
Loss on withdrawal from multiemployer pension plan	2.6	—	—	—	—	—
Gain related to pension plan settlement	—	—	—	—	(17.7)	—
Add: Adjusted EBITDA from unconsolidated joint ventures	86.6	88.5	113.9	75.8	72.2	60.3
Consolidated Joint Ventures
Income attributable to noncontrolling interests	—	(8.6)	(16.9)	(13.3)	(9.3)	(9.3)
Interest expense, income tax expense, and depreciation and amortization included in equity method investment earnings	—	(1.7)	(4.1)	(3.7)	(3.6)	(3.4)
Subtract: EBITDA from consolidated joint ventures	—	(10.3)	(21.0)	(17.0)	(12.9)	(12.7)
Adjusted EBITDA including unconsolidated joint ventures	$936.9	$904.3	$820.4	$707.1	$593.4	$526.1

(a)	Fiscal 2018, 2017, and 2016 include $8.7 million, $26.5 million, and $5.3 million, respectively, of expenses related to the spinoff. In fiscal 2018, the expenses related primarily to professional fees and other employee-related costs. In fiscal 2017 and 2016, the expenses related primarily to professional fees.

Fiscal 2017 includes a $3.1 million non-cash gain on assets.

Fiscal 2016 includes $59.5 million of charges reflecting Lamb Weston’s portion of actuarial losses in excess of 10% of Conagra’s pension liability for Conagra sponsored plans.

Fiscal 2016 and 2015 include $0.1 million and $0.7 million, respectively, related to costs incurred in connection with Conagra’s initiative to improve selling, general and administrative effectiveness and efficiencies, which is referred to as the Supply Chain and Administrative Efficiency Plan.

(b)	Adjusted EBITDA includes EBITDA from consolidated joint ventures.

(c)	The thirty-nine weeks ended February 23, 2020 includes a $2.6 million loss related to the withdrawal from a multiemployer pension plan by Lamb-Weston/RDO.

(2)	Does not reflect a reduction for debt issuance costs.

(3)	Secured debt includes borrowings under our revolving credit facility, other credit facilities and our term loans due 2021 and 2024.